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                                                                    EXHIBIT 10.1

SERVICE CONTRACT
FOR MANAGING DIRECTOR

BETWEEN

                           DURA Holding Germany GmbH

                                                               - "THE COMPANY" -

                                      and

                                Jurgen von Heyden

                                                     - "THE MANAGING DIRECTOR" -

Mr. Jurgen von Heyden is employed by the Dura group since [date], during the past years by Dura Automotive Systems, Inc.

Mr. Jurgen von Heyden is already appointed managing director of the Company. On this basis the Parties agree on the following Service Contract:

1.    POSITION AND SCOPE OF DUTIES

1.1 As of January 1, 2006, Mr. von Heyden shall be employed by the Company as managing director (Geschaftsfuhrer), in the function of Divisional President and Vice President Dura Automotive Systems.

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1.2   The shareholders reserve the right to appoint additional managing directors (Geschaftsfuhrer) and/or assign different or additional responsibilities to Mr. Von Heyden and determine an allocation of responsibilities as well as the authority to represent the Company singly or jointly.

1.3 The Managing Director shall perform his duties as managing director by observing the diligence of a prudent businessman in accordance with the law, the provisions of this Service Contract, the Company's Articles of Association, the general directives and specific instructions given by the shareholders and the President and Chief Executive Officer of Dura Automotive Systems, Inc., as well as the Standing Orders for the Management as amended from time to time.

1.4 The Managing Director shall report to the President and Chief Executive Officer of Dura Automotive Systems, Inc. The Managing Director may consult the President and Chief Executive Officer of Dura Automotive Systems, Inc. on any issue that is beyond the ordinary operation of the business. In case of doubt, he shall request directions in writing. The position of President and Chief Executive Officer of Dura Automotive Systems, Inc. is currently held by Lawrence A. Denton.

1.5   The Managing Director shall work whatever hours are required.

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2.    OTHER ACTIVITIES

2.1 The Managing Director shall devote his full working time and ability to the Company's business. For the duration of this contract, any other activity, be it with or without remuneration, is subject to the explicit prior written consent of the shareholders or of the President and Chief Executive Officer of Dura Automotive Systems, Inc.

      The Managing Director is permitted to continue his involvement in several agricultural farms, provided that it does not disturb his activities for the Company.

      In so far as the Managing Director has assumed functions as a member of supervisory boards or in similar positions in the interest of the Company he has to surrender these positions on request of the Company in case this Service Contract terminates.

2.2 Academic and journalistic activity is permitted, provided that the Company is informed previously and that such activity does not adversely affect the function and working capacity of the Managing Director, a disclosure of confidential information is not to be expected, and this does not in any other way interfere with the interests of the Company.

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3.    REMUNERATION

3.1 The Managing Director shall be entitled to an annual gross base salary in the amount of EUR 361,255.00, the net amount of which shall be paid in 12 equal monthly installments, payable in arrears.

      In addition, the Company shall pay half of the mandatory social security contributions (Sozialversicherungsbeitrage) including contributions to state unemployment insurance, health insurance and nursing care insurance. In case the Managing Director opts for a private health insurance instead of the statutory health insurance, the Company will bear half of the contributions to the Managing Director's private health insurance up to a maximum of the amount which it would have to pay for the statutory health insurance.

      Upon payment of the above-mentioned salary, all activities the Managing Director has to perform under this Service Contract shall be compensated. This also applies to activities for the benefit of other companies of the group.

3.2 The Managing Director's annual base salary shall be considered for increase at the same time as other Leadership Team Executives. The decision whether to increase the Managing Director's salary shall remain at the sole discretion of the President and Chief Executive Officer of Dura Automotive Systems, Inc.

3.3 The Managing Director participates in the Dura Automotive Systems, Inc. Annual Bonus Plan at a Bonus Factor 1 of 60% (of

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      base salary according to Section 3.1). The conditions and the amount of bonus payment are determined by the Annual Bonus Plan as applicable from time to time. The currently applicable Annual Bonus Plan is enclosed as
      EXHIBIT 1.

3.4 The Managing Director is entitled to occupational pension benefits on the basis of the pension commitment dated July 15, 1997 and its amendment dated November 26, 1997. The currently applicable version of the pension commitment is enclosed as EXHIBIT 2.

      The Managing Director is entitled to receive the unreduced old age pension benefits already with the beginning of the first full calendar month after he has completed 60 years of age. Precondition for benefit payments based on the pension commitment in any event is that the Manaing Director is not further employed by the Company or one of its affiliated companies on this date.

4.    OTHER BENEFITS

4.1 Travel expenses and other necessary expenses reasonably incurred by the Managing Director in the furtherance of the Company's business shall be reimbursed according to the guidelines of the Company as force from time to time and within the framework of the tax regulations applicable

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      in Germany.

4.2 The Company shall provide the Managing Director in accordance with its rules with a company car type BMW 740i for business and private use. The Company reserves the right to substitute the car by another company car equal in value. The value of the private use per calendar month is considered additional compensation to the Managing Director, which will be subject to wage withholding tax.

      The costs of maintenance and use of the company car shall be borne by the Company.

4.4 The Company shall provide accident insurance cover in case of accidents on business and private accidents for benefit of the Managing Director in its currently existing form (insurance coverage in case of death or invalidity: EUR 511,000.00) and shall pay the insurance premium during the contract period. In case of death, the amount shall be paid to the inheritors of the Managing Director. The Company shall pay any taxes due for the insurance premiums.

      All claims by the Managing Director arising from the insurance shall be extinguished with his leaving service with the Company.

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5.    INABILITY TO PERFORM DUTIES

5.1 In case the Managing Director shall be unable to perform his duties under this Service Contract, be it for health or other reasons, he shall inform the Company immediately. This obligation to inform also applies to the estimated duration and the reasons for the inability to perform duties. In case of illness, the Managing Director shall provide the Company with a medical certificate regarding the inability to work and its estimated duration on the third calendar day of his inability to perform his duties at the latest.

5.2 If the Managing Director is prevented from carrying out his duties under this Service Contract due to illness he shall continue to be entitled to payment of his base salary according to Section 3.1 of this contract for a period of up to 6 months beginning on the first day of his inability to work, provided that this Service Contract does not end earlier. From the 7th until and including the 9th month of inability to work, the difference between the net income and the sickness pay which would be payable as the maximum amount in the event of membership in the Company's health insurance scheme is paid. The obligation to continue payments ceases no later than the date of termination of this Service Contract.

5.3 In case of death of the Managing Director during the period of this contract of service his dependants who are entitled to support shall be entitlted to receive together the base salaray according to Section 3.1 of this Service Contract for the month in which death occurs and for a further six months.

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6.    VACATION

6.1 The Managing Director shall be entitled to an annual vacation of 30 working days. Saturdays are not considered working days.

6.2 The time of vacation shall be taken during the relevant calendar year taking into consideration the business needs of the Company and the duties of the Managing Director.

6.3 Holiday entitlement accrues pro rata month by month through the calendar year. This also applies to the year in which the Managing Director enters the Company as well as to the year in which he leaves.

6.4 Incidentally, the Federal Holiday with Pay Act (Bundesurlaubsgesetz) shall be applied mutatis mutandis

            7.    SECRECY

7.1 The Managing Director shall not disclose to any third party, or use for personal gain, any confidential technical or other business information which has been entrusted to him, or which has otherwise become known to the Managing Director and which relates to the Company or to any of its affiliated companies. In particular, no information may be disclosed concerning the organisation of the business, the relations with clients and customers and the Company's technical
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         know-how. This obligation shall not expire upon termination of this
         Service Contract but shall continue to remain in force thereafter.

7.2 Business records of any kind, including private notes concerning Company affairs and activities, shall be carefully kept and shall be used for business purposes only. No copies or extracts or duplicates of drawings, calculations, statistics and the like nor of any other business records or documents may be made for purposes other than for the Company's business.

7.3 The Managing Director shall return all items pertaining to the Company or any of its affiliates at the location of its business offices at any time upon request of the Company, and without solicitation in the event the Managing Director is removed and in case he is released from his duties, in particular:

         -     credit cards,

         -     office keys,

         - all business documents and copies thereof, irrespective of the data carrier.

         The Managing Director shall have no right of retention to the above-mentioned items.

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8.       GRANTING OF PROPRIETARY RIGHTS

8.1 The Managing Director hereby irrevocably grants the Company the exclusive right, unrestricted as to time, territory and content, to use work products protected by copyright or ancillary rights ("WORK PRODUCTS"), which he creates in the course of performance of his contractual duties hereunder. This irrevocable and exclusive right shall take effect upon its creation. The Managing Director is not entitled to any other use of his Work Products. This grant includes the right of the Company to use any copyrights and ancillary rights in a tangible and intangible form, both within and outside Germany, and entitles the Company to assign and sublicense any such rights to any third person, irrespective of the scope of application of the sublicense as to time, territory and content.

         The granting of rights includes, but is not limited to:

8.1.1 the right to permanently, temporarily and repeatedly reproduce, publish and distribute any Work Products or parts hereof entirely or partly, irrespective of medium and form. This applies in particular to the print media, film, radio and/or digital media, public and private networks of every kind (Internet, Intranet, extranet, mobile data networks) as well as databases and electronic carrier media. This right also includes the right to digitize the

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         Work Product;

8.1.2 the right to translate and edit Work Products or parts hereof as well as to reproduce and distribute the results of the translation and editing in terms of the above 8.1.1;

8.1.3 the right to exhibit and publicly present Work Products, including the right to provide access to them to any third person via public and private networks, in particular via Internet or any other interactive call or pull systems, and including the right to introduce the Work Products into and store them in such systems;

8.1.4 the right to join Work Products or parts hereof with other works, parts of works or any other information and to exploit, use or edit the result in any form, in particular in the actions mentioned above in Sections 8.1.1 - 8.1.3.

8.2 The Managing Director's rights existing in accordance with Section 38 para. 1 sentence 2 German Copyright Act (Urheberrechtsgesetz) are explicitly excluded. Furthermore, the Managing Director waives any of his possible author's

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         personal rights existing with regard to the Work Products as far as they may affect the undisturbed use by the Company. In particular, the Managing Director waives his right to publish the Work Products and consents to modifications of his work within a scope customary in the industry. The Managing Director's right to prohibit distortions, other impairments or uses which are capable endangering the legitimate intellectual and personal interests intrinsic to the work remain unaffected.

8.3 In addition, the Managing Director assigns all rights with regard to any data bases created within the scope of his contractual duties in such manner that the Company is the producer of the data bases according to Section 87a German Copyright Act (Urheberrechtsgesetz).

8.4 The Managing Director grants the Company the right to assign all of the rights referred to under the Sections 8.1 - 8.3 above to third parties and to permit them to exploit the Work Products both within and outside Germany.

8.5 The above granting of all rights to use and to exploit the Work Products is deemed to be remunerated in full by the salary agreed to in
         Section 3.

8.6 The Managing Director hereby irrevocably and completely grants the Company all patentable inventions, inventions that may be registered as utility models and suggestions

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         for technical improvements made by the Managing Director as well as work products protected by industrial property rights. The Managing Director is obliged to immediately disclose to the Company any inventions and suggestions for technical improvement he makes within the scope of this Service Contract. The Managing Director will assist the Company with the registration of industrial property rights on behalf of the Company to the best of his ability, and will, in particular, make the necessary declarations to the respective registration authority and present the necessary documents.

8.7 In addition, all other work products created by the Managing Director during and in connection with this Contract belong to the Company and no additional remuneration shall be payable by the Company. The Managing Director is obliged to offer any other work products first to the Company for the purpose of exploitation.

9.       TERM OF EMPLOYMENT AND NOTICE

9.1 This Service Contract is concluded for an indefinite period. Each party is entitled to terminate this Service Contract by giving 12 months prior notice effective to the end of a calendar year.

9.2 The service relationship shall end in any event, without the need to give notice, not

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         later than the expiry of the month during which the Managing Director attains the age of 65, or the month during which the Managing Director is entitled to receive state old age pension or pension for reduction in earning capacity, whichever occurs first.

9.3 In case the Managing Director has been removed, the Company is entitled to unilaterally release the Managing Director from his duty to work for the remaining term of this Contract, whilst continuing to pay his base salary (Section 3.1) and the bonus (Section 3.3) calculated on the basis of the average percentage paid to the Leadership Team. The bonus payment, however, is under the condition that the other members of the Leadership Team also receive a bonus payment during the time at which the Managing Director is released. The Managing director is furthermore entitled to use the company car provided to him in the first 12 (twelve) months of a release on the same conditions as before. Thereafter, he is obliged to return the company car to the Company. Other payments shall not be made during the period of release.

         Any open vacation claims shall be deemed to be compensated by such period of irrevocable release. The open vacation shall be taken from the first day after the release on without interruption.

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         After the vacation, any earnings the Managing Director receives due to other employment of his labour shall be deducted from his salary, but not such earnings that the Managing Director receives from his already permitted side activities for several agricaultural farms (number 2.1). The Managing Director has to inform the Company, without being asked, about any remuneration he obtains apart from the salary he receives from the Company. This duty to inform also includes the amount of the remuneration. If the Company so requires, the Managing Director has to prove this information by presenting auditable records.

         The obligations to seek explicit prior written consent of the shareholders or of President and Chief Executive Officer of Dura Automotive Systems, Inc. according to Section 2. before taking up any other activity, and to comply with the non-compete covenant effective during the term of this Service Contract remain unaffected during the period of release.

9.4 Each party's right to terminate in exceptional cases, in particular to give termination without notice, remains unaffected.

9.5 Notice of termination must be given in writing. A revocation of the appointment as Managing Director shall, at the same time, be

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         deemed to be a termination with notice, provided that no termination for cause has been given.

10.      FINAL PROVISIONS

10.1 This Service Contract represents the entire agreement and understanding of the parties. All previous employment contracts or service contracts concluded with the Company or its affiliates are cancelled explicitly and by consent of both parties effective to the commencing date of this Service Contract (compare Section 1.1).

10.2 Any amendments or additions to this Contract, including this clause on written form, are only effective if made in written form.

10.3 If one of the provisions of this Service Contract is held to be invalid, the remaining provisions shall remain valid. The invalid provision shall be replaced by a valid one, which is as close as possible to the economic effect of the invalid provision. The same shall apply in the event that the Contract is found to be incomplete.

10.4 In the event of disputes in connection with this Service Contract the place of jurisdiction shall be the corporate seat of the Company.

10.5 This Service Contract shall be governed and construed in accordance with the laws of the Federal Republic of Germany.

10.6     In case of doubt the German version of this Contract shall prevail.

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Die Gesellschaft/The Company vertreten durch/ represented by:

Place, Date: February 1, 2006

Signature: /s/ Theresa L. Skotak
           ---------------------
Name:      Thersea L. Skotak
Title:     Vice President Human Resources



Der Geschaftsfuhrer/The Managing Director

Ort, Datum: February 7, 2006

Unterschrift: /s/ Jurgen von Heyden
              ----------------------
Name:         Jurgen von Heyden
Titel:        Division President